UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  June 23, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about July 19, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 5, 6, 7, 8, 9, 11, 12, and 15 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JUNE 15, 2004

1.             Do you remain encouraged by shipment trends since your May 2004 8-K filing?  Are any particular regions performing better than you had anticipated?  Is any particular industry vertical performing particularly well?

We were encouraged by our May 2004 results as our operating income was up approximately 28% over operating income for the same month of 2003.  Asia and the Americas are performing very well and Europe continues to show steady improvement.  All in all, while we still have one month to go in the second quarter of 2004, we like what we have seen so far.

2.             Has air and ocean carrier pricing, excluding fuel surcharge, increased sequentially since the first quarter of 2004?

As of mid-June 2004, rates have remained relatively stable on the air side and have risen slightly in the ocean markets when compared with the first three months of this year.

3.             How quickly can carrier fuel surcharge increases be passed on to customers?  Is there a lag effect at all?

Typically, fuel surcharges are put in effect on whatever date that the carriers announce they will be applicable.    On occasion there will be a short lag between the time we begin to pay the surcharge and the time when we can begin to recover the surcharge from our customers.  This lag is the result of implementation by carriers without allowing a commercially reasonable period for the news to be communicated to, and digested by, our customers.

4.             Could you provide an estimated range for ocean price increases that Expeditors experienced this year in the Asia to U.S. and Europe to U.S. trade lanes?

It is rather difficult to do this by trade lanes.  The “Asia to U.S.” trade lane is in fact a series of lanes from Asian ports to U.S. ports, each with their own unique circumstances.  Hong Kong, Shanghai and Taiwan are certainly the largest trade lanes and, generally speaking, have some great similarities, albeit they cannot always be viewed as being totally homogenous.

5.             We have seen comments from the major ocean carriers of the persistent tight capacity and lack of container space in the Pacific trade lane.  Would Expeditors agree with this general characterization of that market?

Up through the middle of June 2004, the container space situation, in general, has not drastically affected us.  This is something that the carriers appear to be discussing more than the forwarders, but this is a situation that can change very quickly.

6.             How does the current supply/demand environment in ocean compare with internal expectations for this part of the year?  Are there any indications that shippers are relying more heavily on airfreight (or combination air and sea fulfillment programs) as a result of tight capacity?

As of mid-June 2004, there is nothing going on in the ocean environment that is different in any significant degree from our internal expectations.

7.             Where will revenue from the North American transportation initiative be recorded?

For now, revenue from the North American transportation service offering will go into the caption formerly known as “Customs Brokerage and Import Services” which we will rename “Customs Brokerage and Other Services.”

8.             Please provide the date for reporting the second quarter 2004 results.

We expect to supply our second quarter 2004 results before the market opens on August 3, 2004.

9.             What is Expeditors’ sense for new ocean freight capacity coming into the market place during 2005 and 2006?

We really don’t have any sense about the introduction of new ocean freight capacity, in the form of new vessels, other than to note that there seems to be a concerted effort to introduce new capacity without doing anything that will destabilize the existing equilibrium.

10.           Please describe Expeditors’ airfreight and ocean freight year over year volumes during May 2004.

For the month of May 2004, ocean freight container counts were up 31% and airfreight tonnage was up 22% when compared with the same month of 2003.

11.           Does Expeditors anticipate the coming enforcement of the International Ship and Port Security code, scheduled to take effect July 1, 2004, will have a meaningful impact on the freight forwarding industry?

As of mid-June 2004, we don’t believe that the pending enforcement of the International Ship and Port Security code will have a meaningful effect on us. This initiative seems to be focused on the direct carriers and the ports themselves—basically the folks who own the assets.  As a result, any adverse impact will certainly not be limited to freight forwarders.

12.          Does Expeditors have a targeted growth rate within its new domestic forwarding division and if so what is it?  Was the move to offer a dedicated domestic forwarding product in response to current customer requests or specifically to gain new clients?

There is a quote that goes something like: “a goal is a dream with a plan and a deadline.”  When we embarked on the North American Transportation project, our dream was to create a time-definite domestic solution that would be integrated as another product within the Expeditors’ branch model.  Our objectives were to accomplish this in a manner that enhanced, but never compromised, the important stuff: customer service, operational integrity, financial profitability or cultural identity.

We never did say that we would have a separate domestic forwarding division.

At this stage, we’re progressing nicely, rolling out this product to the different North American branches and starting to pick up new customers.  We have been successful in maintaining this project as a dream and avoided having it become a nightmare.  Announcing any sort of growth goals or timelines would likely be a first step to something bad.  While we have been pleasantly surprised by the amount of opportunities that we are seeing, we are content to just watch how this progresses for a while before we start setting targets.

As to whether this was in response to customer requests or an effort to gain new customers, our answer is yes.

13.          Did the independent drayage trucker work stoppages affect Expeditors’ freight flows into and out of California ports during late April and early May 2004?  What measures, if any, were taken and did Expeditors incur material incremental costs?

The drayage work disruption in California ports did not appear to hamper our operations in any significant manner.

14.           In the Income Taxes section of your 2003 form 10-K, you note that in the fourth quarter of 2003 you elected to record tax expense of $9.5mm on foreign earnings for which taxes had not previously been provided (dating back to 1992 and previously), and also note that you eliminated $8mm of taxes that you had previously expected to pay. While I acknowledge that we are talking about pennies here, can you provide some rationale for these two decisions?

We would refer you to our response to question 13 in our 8-K dated February 18, 2004.  This answer treats the questions that you are asking here.

15.          It seems like you have been buying a lot of real estate lately, but after reviewing the last few years of financial statements it’s not as much as I had thought, at least in terms of absolute dollars.  Relative to history, has real estate grown to be a larger percentage of your capital expenditures budget?  Also, as you look out over the next 5-10 years (always an iffy proposition, I realize), perhaps you could offer a guess as to where your most significant capacity bottlenecks are likely to be and the implications that follow for real estate acquisitions in the future.

In any market in which we have an office, we are going to have some sort of an investment in real estate.  In most locations, this investment is in the form of a lease running from three to five years, but in others we elect to purchase the property.   When we purchase real estate, we do it using cash not debt.  As a result, the purchase of a location not only increases the capital expenditures for the year, it makes a dent in our cash balance.  However, leasing is the much more expensive option.  So why do we rent most of the time and why do we buy when we do?

We tend to grow rapidly; therefore we rent in most locations as leasing property provides much greater flexibility albeit at the cost of the landlord’s profit.  Decisions to purchase real estate hinge on the future prospects in a particular city and the alternatives available to us in those markets.

When we have grown to such a size in a particular market that the only thing available for our needs is a “build-to-suit”, we look hard at the efficacy of owning the facility.   If we know that we will use the building for its estimated useful life, it makes less sense to pay a premium to the real-estate developer.

To this point the locations that have been candidates for purchased buildings have been ocean and air export hubs where we can leverage off the efforts of multiple offices—typically gateway cities.  However, our list of owned facilities included some exceptions to this general principle either as the result of our purchase of an agent who owned the building or a quirk of corporate history.

We currently have development plans underway for facilities in London, San Francisco and Los Angeles.   In terms of future locations, we would not be surprised to be doing something in Shanghai, Miami and Spokane.  The first two are gateways and the latter is the likely location for a new backup data processing center.

16.          Please include me in your address list for the submission of your Company’s responses to selected inquiries, if such a service is available.

We do not maintain a mailing list.  We file each 8-K with the government and we post the document simultaneously on our website: www.expeditors.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

June 23, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

June 23, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer